Exhibit 10.29

[PRINCETON REVIEW LETTERHEAD]

August 8, 2007

Stephen Melvin

40 Woodland Dr

Rye Brook, NY 10573

Dear Stephen:

This letter confirms our agreement regarding the completion of your tenure as Chief Financial Officer of The Princeton Review. Under this agreement, you commit to remaining with The Princeton Review until no later than December 31, 2007, during which time you will take all necessary actions to facilitate the Q3 close and a smooth transition to your successor. Once these obligations are met, you may at your own discretion choose to leave The Princeton Review; you will be paid your full salary through your final day of employment with the company.

In return for your staying and meeting the above-mentioned commitments, you will receive six months of severance pay rather than the three months severance pay called for in your contract; severance will commence on the first business day following your final day of employment at The Princeton Review. In addition, The Princeton Review will reimburse for COBRA through the six-month severance period. Finally, The Princeton Review will extend a complimentary course for your son (who is currently a junior in high school) throughout his tenor as a high school student.

Please acknowledge your acceptance of this offer by returning a signed copy of this letter to Human Resources.

Sincerely,

/s/ Michael Perik

Michael Perik

CEO, The Princeton Review

/s/ Stephen Melvin	August 8, 2007
Stephen Melvin	Date